EXHIBIT 4.4

JACOBS ENGINEERING GROUP INC.

RESTRICTED STOCK AGREEMENT

(Awarded Pursuant to the 1999 Stock Incentive Plan)

This Agreement is executed as of __________ , 20__ by and between Jacobs Engineering Group Inc. (the “Company”) and ______________ (“Employee”) pursuant to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement, to the extent they are defined in the Plan, have the same meaning as set forth in the Plan.

1. Restricted Stock

Pursuant to the Plan, and in consideration for services rendered to the Company or to a Related Company, or for its benefit, the Company hereby issues, as of the above date (the “Award Date”) to Employee __________ shares of common stock of the Company (the “Restricted Stock”).

2. Restrictions on Transfer

(a)	The Restricted Stock issued hereby shall be subject to the restrictions on transfer and obligation to surrender the Restricted Stock to the Company as set forth in the Agreement (referred to as the “Forfeiture Restrictions”). The provisions of Section 13 of the Plan relating to the restrictions on transfers of Restricted Stock, including all amendments, revisions and modifications thereto as may hereafter be adopted, are hereby incorporated in this Agreement as if set forth in full herein. Unless and until the Forfeiture Restrictions have lapsed, the Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of and is not assignable or transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

(b)	In the event Employee ceases to be an employee of the Company for any reason including death and the Employee becoming Disabled (unless the Committee in its sole discretion terminates the Forfeiture Restrictions following the death or Disability of the Employee), Employee shall, for no consideration, forfeit and surrender to the Company the Restricted Stock that is subject to the Forfeiture Restrictions on the date of termination.

(c)	The Forfeiture Restrictions shall lapse and be of no further force and effect upon the expiration of _______ (__) years from the Award Date.

(d)	Employee has no rights, partial or otherwise in the Restricted Stock unless and until the Forfeiture Restrictions have lapsed.

3. Legend

The certificates evidencing the Restricted Stock to Employee hereunder shall contain the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE OBLIGATION OF THE HOLDER OF THIS CERTIFICATE TO FORFEIT AND SURRENDER THE SHARES EVIDENCED BY THIS CERTIFICATE TO THE COMPANY UNDER CERTAIN CIRCUMSTANCES AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH MAY BE OBTAINED FROM THE HOLDER OR AT THE PRINCIPAL OFFICE OF THE COMPANY.”

In addition, the Company may place such additional legends on such certificates as may be required by law and may place a stop transfer order on such certificates on the records of the transfer agent for the shares of the Company.

4. Escrow

In order to enforce the Forfeiture Restrictions, the Company shall retain possession of the certificates evidencing the Restricted Stock so long as the Forfeiture Restrictions are in effect. When the Forfeiture Restrictions shall have expired as to any of the Restricted Stock, the Company will deliver the certificates for such shares to Employee.

5. Payment of Withholding Taxes

The payment of withholding taxes, if any, due upon the lapsing of the Forfeiture Restrictions may be satisfied by instructing the Company to withhold from the shares of Jacobs Common Stock as to which the Restrictions have lapsed that number of shares having a total value equal to the amount of income and withholding taxes due as determined by the Company. Any shares so withheld shall be valued at their Fair Market Value. Under no circumstances can the Company be required to withhold from the shares of Jacobs Common Stock that would otherwise be delivered to the Employee upon the lapsing of the Forfeiture Restrictions a number of shares having a total value that exceeds the amount of withholding taxes due as determined by the Company at the time the Forfeiture Restrictions lapse. Employee acknowledges and agrees that except as provided in Paragraph 10, the Company may delay the delivery of shares of Jacobs Common Stock that would otherwise be delivered to the Employee upon the lapsing of the Forfeiture Restrictions until the Employee has made arrangements satisfactory to the Company to satisfy the tax withholding obligations of the Employee.

6. Effect of Change in Control

Should the Employee’s employment with the Company or Related Company be terminated for any reason within thirty-six (36) months following a Change in Control, then all remaining Forfeiture Restrictions, if any, shall be deemed to have lapsed.

7. Dividends and Voting Rights

Employee shall have the right to vote the Restricted Stock and to receive cash dividends thereon unless and until Employee forfeits any or all of such shares to the Company pursuant to the provisions of this Agreement. Any shares issued pursuant to a stock split or stock dividend with respect to the Restricted Stock shall be retained by the Company so long as the Forfeiture Restrictions are in effect and shall be subject to such Forfeiture Restrictions but shall be considered to have been issued on the Award Date.

8. Employment

Employee shall not be deemed to have ceased to be employed by the Company (or any Related Company) for purposes of this Agreement by reason of Employee’s transfer to a Related Company (or to the Company or to another Related Company).

The Committee may determine that, for purposes of this Agreement, Employee shall be considered as still in the employ of the Company or of the Related Company while on leave of absence. In the event Employee is permitted a leave of absence during the term of this Agreement, the Committee may, in its sole and absolute discretion, extend the time periods during which the Restricted Stock is subject to the Forfeiture Restrictions as set forth in Paragraph 2, above, to include the period of time Employee is on the leave of absence.

9. Miscellaneous Provisions

This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail. All terms defined in the Plan are used in this Agreement (whether or not capitalized) as so defined. Subject to the limitations of the Plan, the Company may, with the written consent of Employee, amend this Agreement. Neither the grant nor award of an Incentive Award under the Plan constitutes an agreement of employment between the Employee and the Company or a Related Company. The receipt of an Incentive Award does not constitute a right acquired by the recipient to any other form of compensation, or to any future benefit or compensation, or to participate in any other benefit plan or program sponsored by the Company or Related Company, or to receive additional Incentive Awards under the Plan in the future. This Agreement shall impose no obligation on the Company or any of its Related Companies to employ Employee for any period. This Agreement shall be construed, administered and enforced according to the laws of the State of California.

10. Code Section 409A

It is intended that the award of Restricted Stock pursuant to this Agreement shall not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A. The Agreement is to be interpreted in a manner consistent with this intention. Notwithstanding any other provision in this Agreement, the Agreement may not be modified in a manner that would cause the award of Restricted Stock to become subject to Section 409A of the Code.

11. Agreement of Employee

By signing below, Employee: (1) agrees to the terms and conditions of this Agreement; (2) confirms receipt of a copy of the Plan and all amendments and supplements thereto; and (3) appoints the Secretary of the Company and each Assistant Secretary of the Company as Employee’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Employee which, in the opinion of such attorney-in-fact, is necessary to effect the forfeiture of the Restricted Stock to the Company, or the delivery of the Jacobs Common Stock to Employee, in accordance with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JACOBS ENGINEERING GROUP INC.

BY:

TITLE:

DATE:

EMPLOYEE

DATE: